Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	OCTOBER 23, 2003
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS

EARNINGS FOR THIRD QUARTER 2003

ANGLETON, TX, OCTOBER 23, 2003– Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $455 million for the quarter ended September 30, 2003, compared to $428 million for the same quarter in the prior year and $449 million for the second quarter of 2003.  Third quarter net income was $12.9 million, compared to $9.6 million for the same quarter in the prior year and $11.8 million for the second quarter of 2003.  Diluted earnings per share on a GAAP basis was $0.48 for the third quarter of 2003, compared to $0.38 for the third quarter of 2002 and $0.46 for the second quarter of 2003.

“Our operating results for the third quarter were once again solid.  We expect to see continued strong results in the fourth quarter driven by the ramp of new programs by several customers and the increased demand in some technology markets while we continue to diversify our customer base,” commented Cary T. Fu, President of Benchmark Electronics, Inc.

Third Quarter 2003 Financial Highlights

•                  Cash balance at September 30, 2003 of $329 million.

•                  Convertible notes totaling $80.2 million converted into 1,994,987 shares of common stock.

•                  Total debt outstanding down to $26.5 million at September 30, 2003.

•                  Accounts receivable increased by $11 million during the quarter to $203 million.

•                  Calculated days sales outstanding increased to 40 days for the quarter.

•                  Inventories increased by $23 million during the quarter to $209 million.

•                  Inventory turns decreased to 8.0 from 8.9 in the previous quarter.

Fourth Quarter 2003 Guidance

•                  Revenue in the fourth quarter of 2003 is expected to be between $460 million and $475 million.

•                  Earnings per share for the fourth quarter of 2003 are expected to be $0.47 to $0.51 per diluted share.

•                  During the fourth quarter of 2003, we will be closing our Scotland facility further aligning our operations with the current business environment.

•                  Costs related to closing this facility are estimated at $1.4 million.  In addition, certain tax benefits may be realized by Benchmark as a result of this closure.

•                  These closure related costs and benefits have not been included in the fourth quarter guidance above.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00am CDT to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales	$455,352	428,278	1,352,770	1,161,841
Cost of sales	418,382	395,767	1,243,271	1,073,653

Gross profit	36,970	32,511	109,499	88,188

Selling, general and administrative expenses	16,330	17,268	49,244	47,566
Contract settlement	—	—	(8,108)	—
Asset write-offs	—	—	—	1,608

Operating income	20,640	15,243	68,363	39,014

Other income (expense):
Interest expense	(1,976)	(2,886)	(6,895)	(8,577)
Other	967	2,364	1,635	5,543
Total other expense, net	(1,009)	(522)	(5,260)	(3,034)

Income before income taxes	19,631	14,721	63,103	35,980

Income tax expense	6,687	5,138	21,076	12,791

Net income	$12,944	9,583	42,027	23,189

Earnings per share:
Basic	$0.51	0.40	1.69	1.03
Diluted	0.48	0.38	1.63	0.99

Weighted average number of shares outstanding:
Basic	25,383	24,246	24,849	22,565
Diluted	26,749	24,924	25,843	23,378

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

September 30, 2003

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash	$328,787
Accounts receivable, net	203,027
Inventories, net	208,635
Other current assets	21,111
Total current assets	761,560

Property, plant and equipment, net	81,855
Other assets, net	7,950
Goodwill, net	114,504

Total assets	$965,869

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of other long-term debt	$26,516
Accounts payable	225,922
Other current liabilities	66,957
Total current liabilities	319,395

Other long-term debt, excluding current installments	16
Other long-term liabilities	6,784
Shareholders’ equity	639,674

Total liabilities and shareholders’ equity	$965,869